Exhibit 15.2

31 March 2016

Securities and Exchange Commission

100 F. Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read the statements made pursuant to Item 16F(a) - CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT of Form 20-F of CorpBanca’s Annual Report on Form 20-F dated 31 March 2016, and we agree with the statements therein.

Yours truly,

/s/ Deloitte Auditores y Consultores Ltda.

Deloitte Auditores y Consultores Ltda.

Santiago, Chile